EXHIBIT 99.1



       INTEGRATED SPATIAL INFORMATION SOLUTIONS EXTENDS RIGHTS OFFERING

PARKER, Colo., Nov. 30, 2001--Integrated Spatial Information Solutions, Inc. (OTC BB: ISSS) has extended the closing date of its previously announced shareholder rights offering until 5:00 p.m., Mountain Standard Time, on
December 21, 2001.   The company said that recent national security concerns
have caused delays in the receipt of offering documents mailed to a number of shareholders and brokerage firms, and therefore its Board of Directors decided to allow shareholders of record additional time to exercise their subscription rights.

John Antenucci, President of Integrated Spatial Information Solutions, said that proceeds from the rights offering have exceeded the amount required to permit the initial distribution of funds from the escrow account to the company. To date, officers and directors of the company and related parties have purchased over $500,000 of rights, according to Mr. Antenucci.

ABOUT INTEGRATED SPATIAL INFORMATION SOLUTIONS

Integrated Spatial Information Solutions is a systems integration and implementation company that specializes in leveraging the spatial information assets of its clients, and bringing economies of operation and enhanced performance through the development of e-service capabilities. ISIS has offices in Colorado, Kentucky, New York, New Jersey, Maryland, Rhode Island and California.

The companies' Web sites are WWW.ISIS.CC and WWW.PLANGRAPHICS.COM.

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SOURCE:     Integrated Spatial Information Solutions, Inc.

CONTACT:  Bruce Haun of B. Edward Haun & Company, 303/595-4667